                                 EXHIBIT 12(b)


                   THE CLARIDGE HOTEL AND CASINO CORPORATION

                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

                                                1997              1996             1995            1994               1993
                                                ----              ----             ----            ----               ----
(Loss) income before income
  taxes and extraordinary items                $ (5,979)         (20,787)         (2,278)          (9,294)            8,554
Add:
  One-third of rent expense to
    Partnership deemed
    representative of interest                   10,185           12,854          12,546           12,073            11,527
  Interest expense                               10,567            9,350           9,516            9,956             4,173
  Amortization of capitalized
    interest                                         57               28             -0-              -0-               -0-
                                               --------          -------          ------           ------            ------

Income as adjusted                             $ 14,830            1,445          19,784           12,735            24,254
                                               ========          =======          ======           ======            ======

Fixed charges:
  One-third of rent expense to
    Partnership deemed
     representative of interest                 $10,185           12,854          12,546           12,073            11,527
  Interest expense                               10,567            9,350           9,516            9,956             4,173
  Capitalized interest                              -0-            1,069           1,138              -0-               -0-
                                               --------          -------          ------           ------            ------

Fixed charges                                  $ 20,752           23,273          23,200           22,029            15,700
                                               ========          =======          ======           ======            ======

Ratio of earnings to fixed charges                  .71              .06             .85              .58              1.54
                                               ========          =======          ======           ======            ======


Earnings in 1997, 1996, 1995, and 1994 were insufficient to cover fixed charges by $5,922,000, $21,828,000, $3,416,000, and $9,294,000, respectively.